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                                                                       Exhibit 7

                [LETTERHEAD OF AMERICAN BANKERS INSURANCE GROUP]

News Release
================================================================================
FOR IMMEDIATE RELEASE

            AMERICAN BANKERS INSURANCE GROUP, INC.'S BOARD TO REVIEW
                       CENDANT'S UNSOLICITED TENDER OFFER

Miami, FL, January 27, 1998,... American Bankers Insurance Group, Inc. (NYSE:
ABI) announced today, in response to Cendant Corporation's proposed tender offer and second-step merger, that the Company's Board of Directors will review the terms of the tender offer in due course. American Bankers stated that the shareholders need not take any action at this time and requested that shareholders await the response of the American Bankers' Board.

American Bankers Insurance Group, Inc. (ABI) concentrates on marketing affordable, specialty insurance products and services through financial institutions, retailers and other entities offering consumer financing as a regular part of their business. ABI, through its insurance subsidiaries, operates in the United States, Canada, the Caribbean, Latin America and the United Kingdom.

Media Contact:    Thomas C. Franco, Broadgate Consultants (212) 232-2222

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